Exhibit 99.1

News Release For:	Cornerstone Bank
Release Date:	Immediate
Contact:	Norm Osborn, 252/243-5588

Cornerstone Bank Increases Assets to $170 million

WILSON — CB Financial Corporation, the single bank holding company for Cornerstone Bank, posted earnings of $1.115 million for the year 2006.

Assets grew to $170.7 million as of December 31, 2006, a 12% increase over the previous year. Other key bank measurements also increased steadily. Total loans as of December 31, 2006 were $120.6 million (a five percent increase) and total deposits at year-end were $146.9 million (a 12% increase).

Earnings per share ended 2006 at $1.04, compared to $1.06 over the year 2005, even after a 5% stock dividend in the form of a 21 for 20 split.

“The past year was eventful and evidence of the strength of this bank,” CB Financial (and Cornerstone Bank) chairman Tom Brown said. “Our earnings were slightly below the previous year, due to allowances for foreclosures. We have weathered those loans, and we are now seeing recoveries in some cases. We must remember that some changes in bankruptcy law at the end of 2005 affected several of our customers. We remain active in helping these customers.”

Cornerstone Bank president Norm Osborn said the year was good for the community and for shareholders. “While many banks, including many of our peer banks, are still struggling to meet deposit growth, we have far exceeded our goals for deposits and we are in a strong position to meet the lending needs of our area. We remain consistent in turning local deposits into local loans, instead of sending loan dollars to other states, or even other countries.”

“We continue to add bank customers, grow with the community and reward our shareholders,” Osborn added.

The bank has prospered from a second full-service banking center at the Wilson Mall, which has exceeded $50 million in deposits by the end of 2006. Some of that daily activity helped relieve capacity at the Main Office, and showed the wisdom of opening the Parkwood office in a revitalized neighborhood.

Cornerstone Bank opened in March 2000, and has posted 22 consecutive quarters of profitability. For more information on banking products and services or on stock information, call 252-243-5588.

April 12, 2007

Disclosures about Forward Looking Statements

             The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events.  The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Company’s or its subsidiary’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.

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